UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 2)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2014

Glori Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35602	46-4527741

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4315 South Drive Houston, Texas	77053

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 237-8880

Check the appropriate box below if the Amendment filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Glori Energy Inc. (the “Company”) is filing this Amendment No. 2 on Form 8-K/A (this “Amendment”) to its Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2014, as amended on May 2, 2014 (the “Initial 8-K”), in order to supplement the financial information contained therein for Infinity Cross Border Acquisition Corporation (“INXB”), the predecessor company of the Company, and the Company for the period ended March 31, 2014. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Initial 8-K.

Item 2.01 Completion of Acquisition or Disposition of Assets

On April 14, 2014, the Company consummated the previously announced Business Combination as contemplated by and in accordance with the Merger Agreement. In connection with the Business Combination, the Company changed its name from Glori Acquisition Corp. to Glori Energy Inc., and Glori Energy Technology Inc. (“GETI”) changed its name from Glori Energy Inc. This Amendment amends and supplements the Initial 8-K and is being filed solely for the purpose of including (i) financial information of INXB and the Company for period ended March 31, 2014, (ii) Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Company for the same period and (iii) pro forma financial information giving effect to the Business Combination as of March 31, 2014 for the unaudited condensed combined pro forma balance sheet, and as of January 1, 2014 for the unaudited condensed combined pro forma statement of operations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Critical Accounting Policies

The discussion of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses. On an ongoing basis, we evaluate estimates and assumptions, including those related to revenues, bad debts, long-lived assets, income taxes and stock-based compensation. These estimates are based on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results of our analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates, and the impact of such differences may be material to our consolidated financial statements.

Critical accounting policies are those policies that, in management’s view, are most important in the portrayal of our financial condition and results of operations. The footnotes to our consolidated financial statements also include disclosure of significant accounting policies. The methods, estimates and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our financial statements. These critical accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. Those critical accounting policies and estimates that require the most significant judgment are discussed below.

Revenue Recognition

Revenue is recognized when all services are concluded, and there is evidence that the customer has accepted the services. For contracts which have multiple deliverable arrangements, including those contracts lacking objective and reliable evidence regarding the fair value of the undelivered items, revenue recognition is deferred in accordance with Accounting Standards Codification (“ASC”) 605, Revenue Recognition: Multiple-element Arrangements. As a result of our revenue recognition policies and the nature of our services business, there can exist, in a given period, a significant difference between contract activity, customer invoicing and the amount of revenue recognized.

Our contracts have historically fallen into three categories and each category receives distinct application of revenue recognition based upon management’s assessment of its contractual elements:

Contracts that are only for research-related services in the Reservoir Analysis and Treatment Design (Analysis Phase). Revenues for services delivered under such contracts are deferred until the conclusion of the service and acceptance by the customer, usually denoted by the presentation, by us, of a written report to the customer.

Contracts that are only for field-related services in the Field Deployment phase. Revenues are recognized ratably over the term of the field-related services.

Contracts containing both research-related services and field-related services. Revenues are recognized for the research related services and the field-related services as described above if the customer has the unilateral right to proceed to field-related services after completion of the research-related services. If the field-related services will be delivered under the contract terms without the customer’s unilateral right to proceed, revenue for the research-related services are deferred and recognized ratably over the term of the field-related services.

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Oil and Gas Activities

Successful Efforts Method. We use the successful efforts method of accounting for oil producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized.

Revenue Recognition. We follow the “sales” method of accounting for crude oil revenues. Under this method, we recognize revenues on production as it is taken and delivered to its purchasers.

Depletion. The estimates of crude oil reserves utilized in the calculation of depletion are estimated in accordance with guidelines established by the Society of Petroleum Engineers, the SEC and the Financial Accounting Standards Board, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements. We emphasize that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. Our policy is to amortize capitalized costs on the unit-of-production method, based upon these reserve estimates.

We assess our proved properties for possible impairment on an annual basis at a minimum, or as circumstances warrant, based on geological trend analysis, changes in proved reserves or relinquishment of acreage. When impairment occurs, the adjustment is recorded to accumulated depletion.

Asset Retirement Obligation

We account for our asset retirement obligation, or ARO, in accordance with ASC 410, Asset Retirement and Environmental Obligations. The fair value of a liability for an ARO is required to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, and the associated retirement costs are capitalized as part of the carrying amount of the long-lived asset. We determined our ARO by calculating the present value of the estimated cash flows related to the liability based upon estimates derived from management and external consultants familiar with the requirements of the retirement and our ARO is reflected in the accompanying consolidated balance sheets as a long-term liability. We have not funded nor dedicated any assets to this retirement obligation. The liability is periodically adjusted to reflect (1) new liabilities incurred; (2) liabilities settled during the period; (3) accretion expense; and (4) revisions to estimated future plugging and abandonment costs.

Stock-Based Compensation

Prior to the adoption of our 2012 Omnibus Incentive Plan, there was one stock-based compensation plan, the Glori Oil Limited Amended and Restated 2006 Stock Option and Grant Plan, or the 2006 Plan. All equity instruments granted under the 2006 Plan are settled in stock. Since the adoption of the 2006 Plan, we have recorded all share based payment expenses in accordance with the provisions of ASC 718, Compensation- Stock Compensation. The following table summarizes the stock options granted in 2013 and 2014 with their exercise prices and the fair value of the underlying common stock per share.

Date of Issuance	Number of Options	Exercise Price per Share	Fair Value per Underlying Share
June 4, 2013	1,397,494	$0.4	$0.4
June 10, 2013	20,000	0.4	0.4
June 17, 2013	40,000	0.4	0.4
June 19, 2013	192,500	0.4	0.4
July 3, 2013	10,000	0.4	0.4
July 29, 2013	10,000	0.4	0.4
August 29, 2013	10,000	0.4	0.4
November 1, 2013	3,000	0.4	0.4
November 25, 2013	150,000	0.4	0.4
December 2, 2013	50,000	0.4	0.4
December 16, 2013	767,179	0.4	0.4
January 1, 2014	20,600	0.4	0.4

In the absence of a public market for our common stock, we engage a third-party valuation advisor to provide the board of directors with a range of fair market values for our common stock using a variety of methodologies based upon certain assumptions. In January 2013, our board of directors determined that there had been material developments in our business to warrant consideration of changes of certain assumptions, particularly with respect to the likelihood of potential liquidity events, which would have resulted in share valuation lower than $1.15, determined in the most recent valuation. Accordingly, we engaged a third-party firm to provide a valuation of our common stock as of January 1, 2013. The valuation resulted in a fair value per common share determination of $0.40. Our board of directors set the exercise price of the new options equal to the fair value of the common shares at $0.40. In addition, based upon its review of the factors used in deriving the previous valuation, the board of directors, on the recommendation of the compensation committee, concluded that the exercise price in previous grants should have been $0.40 and elected to make such adjustment to these outstanding options. The reduction in exercise price affected 1.8 million options, and the adjustment resulted in expense of approximately $47,000 recognized in June 2013.

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We recognize expense for stock-based compensation using the calculated fair value of options on the grant date of the awards. We do not issue fractional shares nor pay cash in lieu of fractional shares and currently do not have any awards accounted for as a liability.

Our policy is to recognize compensation expense for service-based awards on a straight-line basis over the requisite service period for the entire award. Stock-based compensation expense is based on awards ultimately expected to vest.

As a result of the business combination with Infinity Corp. (the “Business Combination”) which consummated on April 14, 2014, the issued and outstanding Glori stock options were cancelled and reissued as stock options in the new Business Combination at a conversion ratio of 2.9 Glori stock options to 1 Business Combination stock option. The exercise price of the Glori stock options also increased by the same factor of 2.9.

The fair value of each option award was estimated on the grant date using a Black-Scholes option valuation model, which uses certain assumptions as of the date of grant:

Risk-free interest rate — risk-free rate, for periods within the contractual terms of the options, is based on the U.S. Treasury yield curve in effect at the time of grant;

Expected volatility — based on peer group price volatility for periods equivalent to the expected term of the options;

Expected dividend yield — expected dividends based on our expected dividend rate at the date of grant;

Expected life (in years) — expected life adjusted based on management’s best estimate for the effects of non-transferability, exercise restriction and behavioral considerations; and

Expected forfeiture rate — expected forfeiture rate based on historical and expected employee turnover.

We computed the fair value of all options granted during the year ended December 2013 and for the three months ended March 31, 2014, using the following assumptions:

	Year Ended December 31,	Three months ended March 31,
	2013	2014

Risk-free interest rate	2.23%	2.44%
Expected volatility	55%	55%
Expected dividend yield	-	-
Expected life (in years)	7.09	7.00
Expected forfeiture rate	-	-

Taxes

We account for income taxes using the asset and liability method wherein deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and to net operating loss carry forwards, measured by enacted tax rates for years in which taxes are expected to be paid, recovered or settled. A valuation allowance is established to reduce deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of March 31, 2014, we had a total valuation allowance of $12.2 million.

We follows ASC 740, Income Taxes (ASC 740), which creates a single model to address accounting for the uncertainty in income tax positions and prescribes a minimum recognition threshold a tax position must meet before recognition in the consolidated financial statements. We do not have an uncertain tax position meeting the criteria of ASC 740.

Our ability to use our net operating loss carryforwards to offset future taxable income may be subject to certain limitations. In general, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating loss carryforwards, or NOLs, to offset future taxable income. We believe that our issuance of series B preferred stock on October 15, 2009 resulted in a Section 382 ownership change limitation. We estimate that approximately $5.4 million of our $39.9 million NOLs as of March 31, 2014 will expire unused due to Section 382 ownership change limitations. In addition, due to our ownership change in connection with or after the Business Combination with Infinity Corp., our ability to utilize NOLs could be further limited by Section 382 of the Internal Revenue Code. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Internal Revenue Code. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations.

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Factors Affecting the Comparability of Pro Forma Results of Operations to Historical Results of Operations

Our pro forma results of operations, included in exhibit 99.2 of this filing, and future results of operations may not be comparable to our historical results of operations for the periods presented, due to, among other things, the Coke Field Acquisition and the Business Combination.

Historical Results of Operations for Glori

The following table sets forth selected financial data for the periods indicated (in thousands):

	Three months ended March 31,
	2013	2014

Revenues:
Oil and gas revenues	$107	$742
Service revenues	617	260
Total revenues	724	1,002

Operating expenses:
Oil and gas operations	574	1,227
Service operations	571	541
Science and technology	367	320
Selling, general and administrative	1,067	1,262
Depreciation, depletion and amortization	173	448
Total operating expenses	2,752	3,798

Loss from operations	(2,028)	(2,796)

Other (expense) income:
Interest expense	(265)	(347)
Gain on change in fair value of warrants	-	2,454
Other (expense) income	(15)	5
Total other (expense) income, net	(280)	2,112

Net loss	$(2,308)	$(684)

Three months ended March 31, 2013 and 2014

Oil and Gas Revenues. Oil and gas revenues increased $635,000, or 593%, to $742,000 for the three months ended March 31, 2014, from $107,000 for the three months ended March 31, 2013. The increase was attributable to the Coke Field Acquisition which we closed on March 14, 2014 which resulted in the inclusion of an additional $670,000 of oil and gas revenues related to the period from March 14, 2014 to March 31, 2014.

Service Revenues. Service revenues decreased $357,000 to $260,000 for the three months ended March 31, 2014 from $617,000 in the three months ended March 31, 2013. The decrease in revenues was primarily attributable to a decrease in Field Deployment phase services of $312,000 and $45,000 in Analysis Phase work. The decrease in revenues from Field Deployment services was due to a fewer number of projects in this phase in the first quarter of 2014 compared to the first quarter of 2013. We generated revenues from two projects in the first quarter of 2014 compared to five field projects in the first quarter of the previous year. The decline in the Analysis Phase work of $45,000 was due to three projects which generated revenues in the three months ended March 31, 2013 versus two projects which generated revenues in the three months ended March 31, 2014.

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While revenues from services decreased in the first quarter of 2014 versus the first quarter of 2013, deferred revenues on the balance sheet increased to $2,445,000 as of March 31, 2014 from $1,753,000 as of March 31, 2013, or an increase of 39.5%. The increase in deferred revenues is due to an increase in cash collections on invoices for new projects for which certain contractual completion milestones had not yet been achieved which are required to record the associated revenues. Generally, invoices are sent at the start of a project for the Analysis Phase and do not begin to be recognized as revenues until the Field Deployment phase of a project commences. The result is that invoicing and cash collection for project may occur prior to the recognition of revenues. Deferred revenues on the balance sheet of $2,445,000 are primarily comprised of a project in Brazil and a project in Canada.

Oil and gas operations. Oil and gas operating expense increased by $653,000 to $1,227,000 in the three months ended March 31, 2014 compared to $574,000 in the three months ended March 31, 2013. The increase was mainly attributable to the acquisition of the Coke Field Assets which was completed on March 14, 2014 and resulted in the inclusion of an additional $589,000 of expenses of which $557,000 related to lease operating expenses for the period from March 14, 2014 to March 31, 2014. Additionally acquisitions expense increased $75,000 in the three months ended March 31, 2014 compared to the three months ended March 31, 2013 primarily due to third party due diligence costs related to the acquisition of the Coke Field Assets. Oil and gas operations expense also includes expenses for our Etzold field greenfield lab in Kansas and the compensation expense for our acquisitions and production professional staff and their related expenses in connection with identifying and analyzing potential acquisitions and managing our oil and gas assets.

Service operations. The first quarter 2014 resulted in operations expense of $541,000, a decline of $30,000 or 5.3%, compared to first quarter 2013 expenses of $571,000. The slight decline is attributable to a decrease in expenses related to water treatment which accompanied a project in California that ended in 2013.

Science and technology. Science and technology expenses decreased by $47,000, or 12.8%, to $320,000 for the three months ended March 31, 2014, from $367,000 for the three months ended March 31, 2013. The decrease was attributable to a slight decrease in employee compensation expense of $28,000 and a $13,000 decrease in supplies and materials expense.

Selling, general and administrative. Selling, general and administrative expenses increased by $195,000, or 18.3%, to $1,262,000 for the three months ended March 31, 2014, from $1,067,000 for the three months ended March 31, 2013. This increase was primarily related to accounting and other professional fees incurred in connection with the preparation and audit of the Coke Field Acquisition historical financial results. We also incurred certain costs and fees related to financing efforts for the Coke Field Acquisition which were not capitalized as deferred offering costs.

Depreciation, depletion and amortization. Depreciation, depletion and amortization increased by $275,000 to $448,000 for the three months ended March 31, 2014, from $173,000 for the three months ended March 31, 2013. The increase was attributable to an increase in depletion expense of $193,000 and increase in the accretion of the asset retirement obligation of $94,000 both of which were primarily due to the addition of the Coke Field Assets in the first quarter of 2014. These increases were partially offset by a decrease in depreciation expense of $12,000.

Total other (expense) income, net. Total other (expense) income, net increased $2,392,000 from an expense of $280,000 during the three months ended March 31, 2013 to an income of $2,112,000 during the three months ended March 31, 2014. The gain on change in fair value of the warrant liabilities increased $2,454,000 when comparing the first quarter 2014 versus the first quarter 2013. The warrant value decline was due to a change in valuation brought on by an increased number of warrants due to the issuance of the C-2 preferred warrants which occurred in the first quarter of 2014. Interest expense also increased to $347,000 in the first quarter of 2014 from $265,000 in the first quarter of 2013, due to increased borrowings under two new credit facilities for $18.0 million and $4.0 million used to partially fund the acquisition of the Coke Field Assets.

Liquidity and Capital Resources

Our primary sources of liquidity and capital since our formation have been proceeds from equity issuances and borrowings. To date, our primary use of capital has been to fund our operations and research and development activities. Through March 31, 2014, we raised approximately $63.8 million of net proceeds through private offerings of common and preferred stock. In March 2014, we issued C-2 Preferred Stock and C-2 Preferred Warrants for $5.0 million in net proceeds.

At March 31, 2014, we had a working capital deficit of $21,021,000, made up of current assets of $8,626,000 and current liabilities of $29,647,000. The current asset balance is comprised of cash and cash equivalents of $6,254,000, accounts receivable of $1,326,000, prepaid expenses and other current assets of $701,000 and inventory of $345,000. Included in current liabilities is $1,808,000 in accounts payable, $2,445,000 in deferred revenues, $919,000 in accrued expenses, $13,713,000 in warrant liabilities $9,960,000 in current portion of long-term debt and $802,000 in current deferred tax liability, net.

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Subsequent to the end of the first quarter there were increases in our capitalization which significantly increased our cash balance and thus our working capital position. On April 14, 2014 we completed a merger and share exchange agreement (“Merger and Share Exchange”) with Infinity Cross Border Acquisition Corporation (“Infinity Corp.” - a special purpose acquisition company or blank check company publicly traded on NASDAQ). The Merger and Share Exchange resulted in net cash proceeds to us of approximately $24.0 million and approximately $13.8 million in additional cash from the private placement of 1,722,482 shares of common stock at $8.00 per share from Infinity Group, Hicks Equity Partners LLC and other investors.

The Merger and Share Exchange also resulted in a reduction of current liabilities furthering the positive impact to our working capital. All of the Company’s previously outstanding common shares, preferred shares and warrants were exchanged for 23,584,557 common shares in the new merged entity. Accordingly, the Company will no longer have liabilities for the fair value of warrants which will reduce current liabilities by the $13,713,000 value assessed at March 31, 2014. Additionally, on April 14, 2014, the Petro-Hunt note, also included in current liabilities for $2,000,000 was converted to 250,000 common shares.

In connection with the merger, all of the Company’s previously outstanding common shares, preferred shares and warrants were exchanged for approximately 23,584,557 common shares in the new merged entity, and accordingly, the Company will no longer have liabilities for the fair value of warrants and temporary equity currently reported in the accompanying condensed consolidated balance sheets.

During the twelve months after completion of the Merger and Share Agreement, we expect our principal sources of liquidity to be from the cash provided by the Merger and Share Agreement, our own cash on hand, new credit facilities to be used for financing future oil property acquisitions and cash flows from operating activities. Such new acquisition debt facilities will be based on the value of the oil and gas reserves acquired and secured by the respective assets. We expect these sources of liquidity will enable us to fund our capital expenditures and working capital needs for the next twelve months.

Following completion of the Merger and Share Agreement, we intend to pursue additional acquisitions of producing oil assets on which to deploy our AERO System technology of enhanced oil recovery. Planned capital expenditures for the next twelve months include approximately $1.4 million for the first phase of development and implementation of our AERO System technology in the Coke Field and approximately $1.2 million for field equipment for our AERO Service for customers and our research and development laboratory in Houston, Texas. Capital expenditures associated with the Coke Field Assets for the first twelve months could increase by an estimated $4.4 million, from $1.4 million, if we elect to pursue a full field implementation of our AERO technology on a more accelerated basis. As of March 31, 2014, we did not have any commitments for the acquisition of oil properties or any other capital commitments.

Revenues and cash flows from the Coke Field Assets will, in the near-term, represent the majority of our cash from operating activities until we complete other acquisitions of oil producing assets or experience significant growth in our services revenues. Operating cash flow from the Coke Field Assets, after direct operating expenses and related overhead costs, will principally be dedicated to servicing acquisition-related debt and capital expenditures. Such operating cash flow will be influenced by a number of factors such as oil production rates, oil prices and operating expenses. While we will enter into hedges for a portion of our oil production, variability in operating cash flow may require us to pursue additional resources to fund future capital expenditures and service associated debt.

Future cash requirements and the requirement for new financing will be dependent primarily upon our success in generating additional acquisition opportunities and their related capital expenditures. Although we believe that we will have sufficient liquidity and capital resources to meet our operating requirements and to fund expansion plans for the next twelve months, we may pursue additional opportunities which could require additional debt or equity financing. If we are not successful in securing such additional financing on favorable terms, our ability to achieve our desired level of revenues growth could be materially adversely affected.

The following table sets forth the major sources and uses of cash for the periods presented (in thousands):

	For the three months ended March 31,
	2013	2014

Net cash used in operating activities	$(2,041)	$(2,780)
Net cash used in investing activities	(124)	(39,070)
Net cash (used in) provided by financing activities	(111)	27,237

Operating Activities

During the three months ended March 31, 2014, our operating activities used $2,780,000 in cash. Our net loss for the three months ended March 31, 2014 was $684,000. Non-cash items totaled an income of $1,850,000, consisting primarily of a $2,454,000 gain in the change in fair value of warrant liabilities. This gain was partially offset by $448,000 of depreciation, depletion and amortization, $77,000 for stock based compensation expense and $79,000 in other non-cash operating expenses. Changes in operating assets and liabilities reduced net cash by $246,000 for the period due to an increase in accounts receivable of $1,019,000 and an increase in prepaid expenses of $630,000 which was offset by an inventory decrease of $6,000, accounts payable increase of $203,000, a deferred revenues increase of $692,000 and accrued expenses increase of $502,000.

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The increase in accounts receivable was a result of a receivable outstanding at March 31, 2014 for $1,127,000 for oil and gas sales related to the Coke Field Assets. Prepaid expenses increased due to $534,000 of prepaid nutrient costs in Canada which will be substantially deployed by June 30, 2014 and a $77,000 deposit to our electric provider for the Coke Field. The increase in deferred revenues of $692,000 resulted from payment received on a Canadian project for which revenues have yet to be recognized. We expect to recognize a significant portion of the revenues related to this project in the second quarter. The accrued expense increase is primarily caused by an increase in expenses related to the Coke Field Acquisition related to operations of $528,000 and a $99,000 increase in interest on the related debt. These increases were partially offset by a decline in accrued legal and professional fees of $61,000 and a $77,000 decline in compensation accruals.

During the three months ended March 31, 2013, our operating activities used $2,041,000 in cash. Our net loss for the three months ended March 31, 2013 was $2,308,000. Non-cash operating expenses totaled $374,000 consisting of $173,000 in charges for depreciation, depletion and amortization, $72,000 for stock-based compensation expense, $74,000 for amortization of deferred loan costs and other and $55,000 in other non-cash operating expenses. Changes in operating assets and liabilities reduced net cash by $107,000. This balance is made up of an accounts receivable increase of $29,000, prepaid expenses increase of $48,000, an inventory increase of $4,000 and an accrued expense decrease of $208,000 partially offset by an accounts payable increase of $155,000 and a deferred revenues increase of $27,000. The increase in accounts payable was related to three large service invoices outstanding at March 31, 2013 which totaled approximately $200,000. The decrease in accrued expenses was primarily related to employee bonuses which were accrued at December 31, 2012 and paid at quarter ended March 31, 2013.

Our future cash flow from operations will depend on many factors including our ability to acquire oil fields, successfully deploy our AERO System technology on such oil fields and oil prices. Other variables affecting our cash flow from operations is the adoption rate of our technology and the demand for our services, which can also be impacted by the level of oil prices and the capital expenditure budgets of our customers and potential customers.

Investing Activities

Our capital expenditures were $39,070,000 for the three months ended March 31, 2014 compared to $124,000 for the three months ended March 31, 2013 due to the purchase of the Coke Field Assets for $38,988,000 in March of 2014. The remaining capital expenditures of $82,000 was largely related also to the construction of skid mounted injection equipment used in the AERO System process. Capital expenditures for the three months ended March 31, 2013 also consisted primarily of construction of skid mounted injection equipment used in the AERO System process.

Financing Activities

During the three months ended March 31, 2014, cash provided by financing activities was $27,237,000 consisting primarily of new credit facilities totaling $24.0 million which were used to fund a portion of the Coke Field Acquisition. The new borrowings consisted of an $18.0 million senior secured term loan facility, a $4,000,000 subordinated debt and a $2,000,000 convertible note to the seller, Petro-Hunt. Also in connection with the Coke Field Acquisition, we issued C-2 Preferred Stock and warrants for proceeds of $5,049,000 as more fully discussed below. Cash generated from financing activities during the first quarter of 2014 was partially offset by principal payments on long-term debt of $893,000, and $767,000 in deferred loan costs. Deferred loan costs represent financing fees and legal expenses associated with the new $18.0 senior secured term loan facility and the $4,000,000 subordinated debt facility. During the three months ended March 31, 2014 we also incurred $157,000 in deferred offering costs payments related to the Business Combination with Infinity Corp.

The $18.0 million note is a three year senior secured term loan facility, secured by the Coke Field Assets, and bears interest at 11.0% per annum. The credit agreement requires quarterly principal payments equal to 50% of the excess cash flow, as defined therein, from the Coke Field Assets during the first year and 75% of excess cash flow thereafter. The credit agreement also requires Glori Energy Production Inc. to enter into hedges covering approximately 75% of its oil production based on a third party reserve report for projected proved developed production.

The $4.0 million note is a two year subordinated secured term note bearing interest at 12.0% per annum and is secured by the assets of Glori Energy Inc., but is subordinated to existing Glori Energy Inc. debt. As a condition of this financing, the lender of our term debt in the original amount of $8.0 million, as described in Note 4 – Long Term Debt, included in the Condensed Consolidated Financial Statements of Glori Energy Inc. and Subsidiaries included elsewhere in this filing, waived certain covenants restricting incurrence of additional debt, liens and capital expenditures. The subordinated note requires that it be paid within 60 days of consummation of the business combination with Infinity Corp., with a 10% prepayment penalty.

In addition to the debt, effective March 13, 2014, we issued to our current investors 1,842,028 Series C-2 Preferred Stock and 1,640,924 Series C-2 preferred share warrants for gross proceeds of $5,049,000. The proceeds were allocated $2,757,000 to the preferred shares and $2,262,000 to the preferred warrants, based upon our most recent company valuation at the time of issuance. The Series C-2 Preferred Stock has preference in liquidation but is otherwise substantially equivalent to the Series C Preferred Stock and Series C-1 Preferred Stock.

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Subsequent to the quarter end, on April 14, 2014 Petro-Hunt exercised their option to convert their $2.0 million subordinated note receivable from us to common shares at $8.00 per share or 250,000 shares in the Business Combination with Infinity Corp. On May 13, 2014, the Company prepaid the $4.0 million Glori Energy Inc. subordinated debt plus accrued interest and a $400,000 prepayment penalty.

During the three months ended March 31, 2013, cash used by financing activities was $111,000, primarily due to payments for deferred offering costs of $110,000 related to the Company’s C-1 Preferred Stock issuance.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, except for operating lease obligations presented in the table below.

Contractual Obligations and Commercial Commitments

At March 31, 2014, we had contractual obligations and commercial commitments as follows (in thousands):

	Payments Due By Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Operating Lease Obligations(1)	$175	$129	$46	$-	$-
Asset Retirement Obligation(2)	1,069	-	224	53	792
Long-term debt	28,429	9,960	18,469	-	-
Total	$29,673	$10,089	$18,739	$53	$792

(1)	Our commitments for operating leases primarily relate to the lease of office and warehouse facilities in Houston, Texas and warehouse in Hazlett, Saskatchewan.

(2)	Relates to our oil properties, net of accretion.

Recently Issued Accounting Pronouncements

In February 2013, The Financial Accounting Standards Board, or the FASB, issued FASB ASU 2013-02 “Comprehensive Income (Topic 220) Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments in this update seek to obtain that objective by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles (GAAP) to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross reference other disclosures required under U.S. GAAP that provide additional detail about these amounts. The amendment is effective prospectively for public entities for reporting periods beginning after December 15, 2012. For non-public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2013. Early adoption is permitted. The provisions for this accounting update did not have a material impact on our financial position or results of operations.

In July 2013 the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists,” which amends ASC 740, “Income Taxes.” This new guidance requires that a liability related to an unrecognized tax benefit be offset against a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward if certain criteria are met. The provisions of this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. The provisions for this accounting update did not have a material impact on our financial position or results of operations.

Item 4.01 Changes in Registrant’s Certifying Accountant.

As a result of the Business Combination, the Company has engaged GETI’s principal accountant, Grant Thornton LLP, as its principal accountant to audit the Company’s financial statements. None of the reports on the Company’s financial statements for either of the past two years by the Company’s former principal accountant, BDO Ziv Haft, contained an adverse opinion or disclaimer, or was qualified or modified as to uncertainty, audit scope or accounting principles.

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Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The following financial statements of Infinity Cross Border Acquisition Corporation and Glori Energy, Inc. and Subsidiaries are being filed with this Amendment as Exhibit 99.1:

Consolidated Financial Statements of Infinity Cross Border Acquisition Corporation

Report of Independent Registered Public Accounting Firm

Balance Sheets as of March 31, 2014 and as of March 31, 2013

Statements of Operations for the period from April 6, 2011 (date of inception) to March 31, 2013, from April 1, 2013 to March 31, 2014 and from April 6, 2011 (date of inception) to March 31, 2014

Statements of Changes in Shareholders’ Equity for the period from April 6, 2011 (date of inception) to March 31, 2014

Statements of Cash Flows for the period from April 6, 2011 (date of inception) to March 31, 2013, from April 1, 2013 to March 31, 2014 and from April 6, 2011 (date of inception) to March 31, 2014

Notes to Financial Statements

Consolidated Financial Statements of Glori Energy Inc. and Subsidiaries

Condensed Consolidated Balance Sheets as of December 31, 2013 and March 31, 2014 (unaudited)

Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2013 (unaudited) and 2014 (unaudited)

Condensed Consolidated Statements of Temporary Equity and Stockholders’ Equity for the Three Months ended March 31, 2014 (unaudited)

Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2013 (unaudited) and 2014 (unaudited)

Notes to Consolidated Financial Statements (unaudited)

( b) Pro Forma Financial Information

The following unaudited condensed combined pro forma consolidated financial statements are being filed with this Amendment as Exhibit 99.2:

Unaudited Condensed Combined Pro Forma Balance Sheets as of March 31, 2014

Unaudited Condensed Combined Pro Forma Statement of Operations for the Three Months Ended March 31, 2014

(d) Exhibits.

The following exhibits are filed herewith

Exhibit Number	Description
23.1	Consent of BDO Ziv Haft
99.1	Financial statements of Infinity Cross Border Acquisition Corporation and Glori Energy Inc. and Subsidiaries and related notes
99.2	Unaudited condensed combined pro forma financial statements

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLORI ENERGY INC.

Date: May 15, 2014	By:	/s/ Stuart Page
Name: Stuart Page
Title: Chief Executive Officer

Exhibit Number	Description
23.1	Consent of BDO Ziv Haft
99.1	Financial statements of Infinity Cross Border Acquisition Corporation and Glori Energy Inc. and Subsidiaries and related notes
99.2	Unaudited condensed combined pro forma financial statements

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